Exhibit 10.3

BRIGHT HEALTH GROUP, INC.
WARRANTHOLDERS AGREEMENT
Dated as of August 4, 2023

TABLE OF CONTENTS
Page

Article I CERTAIN DEFINITIONS
Section 1.1. Certain Definitions	1
Section 1.2. General Interpretive Principles	4
Article II
Issuance of the Warrants
Section 2.1. Issuance	5
Section 2.2. Closing.	5
Article III REPRESENTATIONS AND WARRANTIES
Section 3.1. Representations and Warranties of the Parties	5
Section 3.2. Representations and Warranties of the Company	6
Section 3.3. Representations and Warranties of the Holders	7
Article IV
CONDITIONS TO ISSUANCE
Section 4.1. Conditions to Obligations of the Company on Each Closing Date.	8
Article V LISTING
Section 5.1. NYSE Listing of Warrant Shares	8
Article VI TRANSFER RESTRICTIONS
Section 6.1. General Restrictions on Transfers	8
Section 6.2. Certain Permitted Transfers	8
Article VII MISCELLANEOUS

i

Schedule 1    List of Holders
Exhibit A    Form of Warrant

ii

WARRANTHOLDERS AGREEMENT
This WARRANTHOLDERS AGREEMENT is dated as of August 4, 2023, and effective as provided in Section 7.10, by and among Bright Health Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), the holders listed on Schedule 1 hereto (together with their Permitted Warrant Transferees, the “Holders”), and any other Person who becomes a party hereto pursuant to Article VII.
WHEREAS, the Company, the Holders and the financial institutions from time to time party thereto as Lenders have entered into a Credit Agreement, dated as of the date hereof (as amended from time to time, the “Credit Agreement”), pursuant to which the Holders have agreed to provide loan financing to the Company whereby, in connection with the making of Loans (as defined below) under the Credit Agreement, Warrants (as defined below) exercisable for Warrant Shares (as defined below) shall be issued to the Holders in the manner provided for herein; and
WHEREAS, the parties hereto desire to enter into certain arrangements relating to the Company, the Warrants and the Warrant Shares.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:
Article I

CERTAIN DEFINITIONS
Section 1.1.Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“Actions” shall have the meaning set forth in Section 7.3.
“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used in this definition, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other Affiliates shall not be considered Affiliates of any of the Holders or any of their respective Affiliates and (ii) except with respect to the definition of “Permitted Warrant Transferee,” Section 7.11, none of the Holders shall be considered Affiliates of any Portfolio Company in which any of the Holders or any of their investment fund Affiliates have made any debt or equity investment.
“Agreement” means this Warrantholders Agreement as the same may be amended, supplemented, restated or otherwise modified.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming exercise of all Warrants, if any, owned by such Person to Common Stock).
“Board” means the Board of Directors of the Company.
“Borrowing” shall have the meaning set forth in the Credit Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which the commercial banks in the State of New York are authorized or required by law or executive order to close or be closed.
“Capital Stock” means any and all shares of capital stock of the Company, including, without limitation, any and all shares of Common Stock.
“Commitments” shall have the meaning set forth in the Credit Agreement.
“Common Stock” means the common stock of the Company, par value $0.0001 per share.
“Company” shall have the meaning set forth in the preamble hereto.
“Credit Agreement” shall have the meaning set forth in the recitals hereto.
“Fundamental Change Event” means (i) any acquisition of a majority of the voting securities of the Company by any Person or group, (ii) any acquisition of a majority of the consolidated assets of the Company and its Subsidiaries by any Person or group, or (iii) any tender or exchange offer, merger or other business combination (provided that, in the case of any transaction covered by the foregoing clause (iii), immediately following such transaction, any Person (or the direct or indirect stockholders of such Person) will beneficially own a majority of the outstanding voting power of the Company or the surviving parent entity in such transaction).
“Holders” shall have the meaning set forth in the preamble hereto.
“Lenders” shall mean the financial institutions from time to time party to the Credit Agreement as lenders.
“Loan Expense Reimbursement” shall mean the expenses reimbursed by the Company pursuant to Section 15.4.1(i) of the Credit Agreement.
“Loans” shall have the meaning set forth in the Credit Agreement.
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“Non-Recourse Party” shall have the meaning set forth in Section 7.11.
“NYSE” means The New York Stock Exchange, or any successor stock exchange.
“Permitted Warrant Transferee” means, with respect to a Holder, any Person who is a controlled Affiliate of such Holder and who has executed and delivered a Warrant Assignment Form substantially in the form of Exhibit D attached to the applicable Warrant.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.
“Portfolio Company” means any corporation, limited liability company, trust, joint venture, association, company, partnership, collective investment scheme or other entity in which a Person has invested, directly or indirectly.
“Registration Rights Agreement” means the Third Amended and Restated Registration Rights Agreement, dated as of October 17, 2022, by and among the Company and certain stockholders of the Company.
“Representative” means directors, officers, employees, principals, partners, managers, members, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and other representatives of a Person.
“Securities” means any Warrant Shares or other securities which may be issued, converted, exchanged or distributed in respect of such Warrant Shares, or in substitution of such Warrant Shares, in connection with any stock split, dividend or combination, or any recapitalization, reclassification, merger, consolidation, exchange or other similar reorganization with respect to such Warrant Shares.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.
“Shareholder Letter” means the letter required to be mailed to the Company’s shareholders pursuant to Section 312.05 of the NYSE Listed Company Manual.
“Series A Preferred Stock” means the Series A Convertible Perpetual Preferred Stock, par value $0.0001, of the Company.
“Series B Preferred Stock” means the Series B Convertible Perpetual Preferred Stock, par value $0.0001, of the Company.
“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership or a limited liability company, more than 50% of the general partnership or managing member interests, respectively) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such
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Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Transfer” includes any sale, assignment, exchange, gift, bequest, pledge, participation, hypothecation or other disposition or encumbrance, whether directly, indirectly, voluntarily, involuntarily, synthetically, in whole or in part, by operation of law or merger, pursuant to judicial process or otherwise; provided, however, that, notwithstanding anything to the contrary in this Agreement, a Transfer shall not include (i) the exercise of one or more Warrants or other Securities convertible or exercisable into Common Stock, (ii) the redemption or other acquisition of Common Stock or Warrants by the Company or (iii) the transfer of any limited partnership interests or other equity interests in a Holder (or any direct or indirect parent entity of such Holder). The terms “Transferor,” “Transferee” and “Transferred” have meanings correlative to the foregoing.
“Waiting Period” shall have the meaning set forth in Section 2.2.
“Warrants” means the warrants to acquire shares of Common Stock at an exercise price of $0.01 per share, to be issued on each Closing Date, substantially in the form attached hereto as Exhibit A.
“Warrant Documents” means the Warrants and this Agreement.
“Warrant Shares” means the shares of Common Stock that may be issued upon the exercise of the Warrants, as may be adjusted from time to time in accordance with the terms of the Warrants.

Section 1.2.General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The terms “dollars” and “$” shall mean United States dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly
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by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any time this Agreement states that the “consent” of the Holders is required for any action to be taken pursuant to the terms of this Agreement or otherwise, such “consent” shall be deemed to mean the prior written consent of the beneficial owners of a majority of the Warrant Shares then beneficially owned by the Holders. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless, otherwise required by applicable law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).
Article II
ISSUANCE OF THE WARRANTS
Section 2.1.Issuance. Subject to and upon the terms and conditions of this Agreement and satisfaction or waiver of the conditions set forth in Article IV, the Company shall issue Warrants to the Holders in accordance with Section 2.2 below.
Section 2.2.Closing.
(a)    Subject to the satisfaction or waiver of the conditions set forth in Article IV, the closing of each issuance of Warrants hereunder shall take place at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California, on the first Business Day following the date of each Borrowing under the Credit Agreement (each such date, a “Closing Date”); provided that if such Closing Date is within the period of ten (10) calendar days after the distribution by the Company of the Shareholder Letter to the Company’s shareholders (the “Waiting Period”, the applicable Closing Date shall instead be the first Business Day following the Waiting Period.
(b)    On each Closing Date, the Company shall deliver electronically to each Holder a certificate representing the number of Warrants equal to the product of (i) the quotient of (A) the portion of such Holder’s Loans that was funded as part of the Borrowing applicable to such Closing Date divided by (B) such Holder’s total Commitment multiplied by (ii) the Maximum Number of Warrants set forth opposite such Holder’s name on Schedule 1 hereto (rounded to the nearest whole number of Warrants with 0.5 Warrants being rounded up and subject to the aggregate amount of Warrants issued to any Holder or their permitted assignees not being greater than the Maximum Number of Warrants referred to above for such Holder).
Article III

REPRESENTATIONS AND WARRANTIES
Section 3.1.Representations and Warranties of the Parties. Each of the parties hereto hereby represents and warrants to each of the other parties on the date hereof and as of each Closing Date as follows:
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(a)Such party is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.
(b)The execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder and the consummation of the transactions contemplated herein by such party does not and will not violate (i) any provision of its by-laws, charter, articles of association, partnership agreement or other similar governing or organizational document, (ii) any provision of any material agreement to which it is a party or by which it is bound, including, for the avoidance of doubt, the Registration Rights Agreement, or (iii) any law, rule, regulation, judgment, order or decree to which it is subject.
(c)No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with the execution, delivery or enforceability of this Agreement or the consummation of any of the transactions contemplated herein.
(d)Such party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such party’s ability to enter into this Agreement or to perform its obligations hereunder.
(e)There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such party to enter into this Agreement or to perform its obligations hereunder.
Section 3.2.Representations and Warranties of the Company. The Company hereby represents and warrants to each Holder party hereto on the date hereof and as of each Closing Date as follows:
(a)The Company has the full power, authority and legal right to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, of the Company, including, without limitation, the issuance of the Warrant Shares upon exercise of the Warrant. This Agreement has been duly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
(b)The authorization, execution and delivery of the Warrants (i) will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of any material contractual obligation applicable to the Company, (ii) result in or require the creation or imposition of any lien upon any assets of the Company or (iii) require any action by or in respect of, or filing with, any governmental body, agency or official, other than (x) such as have been obtained and remain in full force and effect,
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and (y) such qualifications or filings under applicable federal and state securities laws as may be required in connection with the transactions contemplated hereby.
(c)The Warrant Shares, when issued, sold and delivered in accordance with the terms of the Warrant for the consideration expressed therein, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws.
(d)On a fully diluted basis, after solely giving pro forma effect to the issuance of the Warrants in full as if they were all issued on the date of this Agreement and the conversion of the Series A Preferred Stock and the Series B Preferred Stock, including any applicable adjustments under the Series A Preferred Stock and the Series B Preferred Stock relating to the issuance of the Warrants, the Company would have had 14,189,005 shares of Common Stock issued and outstanding. All issued and outstanding shares of capital stock of the Company are legally issued, fully paid, and nonassessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of the Company. All of the outstanding shares of capital stock of the Company are duly authorized and validly issued and are fully paid and nonassessable.
(e)The Company shall use commercially reasonable efforts to provide any information (e.g., earnings and profits information) reasonably requested by any Holder necessary to enable the Holders to comply with their U.S. federal income tax reporting obligations in relation to the Warrants. The Company agrees to notify Holders on a timely basis in the event of an event or adjustment (or lack thereof) regarding the Warrants that may require an IRS Form 8937 filing and consider, in good faith, any timely received, reasonable comments of the Holders in preparing such IRS Form 8937.
(f)The Company shall (a) provide to any Holder, within 30 days of such Holder’s written request, a certification as described under Treasury Regulations Section 1.897-2(h)(1) that the Warrants do not constitute a “United States real property interest,” or written notice of its legal inability to do so and (b) in connection with the provision of any certification pursuant to the preceding clause (a), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h). In the event the Company becomes aware of any facts or circumstances that could reasonably be expected to cause it to become a “United States real property holding company,” the Company shall use commercially reasonable efforts to promptly notify the Holders.
Section 3.3.Representations and Warranties of the Holders. Each Holder party hereto hereby represents and warrants to each of the other parties on the date hereof and as of each Closing Date as follows:
(a)Such Holder has the full power, authority and legal right to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement and the consummation of the
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transactions contemplated herein have been duly authorized by all necessary action, corporate or otherwise, of such Holder. This Agreement has been duly executed and delivered by such Holder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.
(b)Such Holder is acquiring the Warrants for its own account, without a view to the distribution thereof in violation of the Securities Act, all without prejudice, however, to the right of such Holder at any time, in accordance with this Agreement or the other Warrant Documents, lawfully to sell or otherwise to dispose of all or any part of the Warrants held by it.
(c)Such Holder is an “accredited investor” within the meaning of Regulation D under the Securities Act.
(d)Such Holder understands that the Company has not registered the Warrants or the Warrant Shares under the Securities Act, and each Holder agrees that the Warrants and the Warrant Shares may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act or the availability of an exemption therefrom.
Article IV
CONDITIONS TO ISSUANCE
Section 4.1.Conditions to Obligations of the Company on Each Closing Date.
The obligation of the Company to issue Warrants hereunder on each Closing Date is subject to the conditions set forth below:
(a)    Each Holder shall have delivered by wire transfer of immediately available funds to the Company, in accordance with the Credit Agreement, an aggregate amount equal to its pro rata portion of the Loans requested by the Company.
        (b)    A period of at least ten (10) calendar days has elapsed after distribution of the Shareholder Letter to the Company’s shareholders.
Article V

LISTING
Section 5.1.NYSE Listing of Warrant Shares. To the extent the Company has not done so prior to the date of this Agreement, the Company shall promptly apply to cause the aggregate number of shares of Common Stock issuable upon the exercise of the Warrants to be approved for listing on the NYSE, subject to official notice of issuance. If required as a result of anti-dilution adjustments contained in the Warrants, from time to time following the first Closing Date, the Company shall cause the number of shares of Common Stock issuable upon exercise of the then outstanding Warrants to be approved for listing on the NYSE, subject to official notice of issuance.
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Article VI

TRANSFER RESTRICTIONS
Section 6.1.General Restrictions on Transfers. Except as expressly permitted by this Agreement or the Warrants, a Holder may not Transfer all or any portion of the Warrants. For the avoidance of doubt and notwithstanding anything set forth in this Agreement to the contrary, each Holder and/or its Permitted Warrant Transferees shall be entitled to Transfer all or a portion of the Warrants and Warrant Shares it holds without restriction or limitations (including any restrictions or limitations set forth in Section 6.2 or elsewhere in this Agreement or the Warrant), subject to the restrictions set forth in the first paragraph of the legends included on the Warrants. Any attempted Transfer that is not in compliance with the provisions of this Article VI (other than a Transfer permitted pursuant to the other terms of this Agreement and the Warrant) shall be deemed a violation of this Agreement and the Warrants (and a breach of this Agreement and the Warrants by such Holder) and shall be null and void ab initio.
Section 6.2.Certain Permitted Transfers.
(a)Notwithstanding anything to the contrary contained in this Article VI, but subject to compliance with this Section 6.2, each Holder shall be permitted to Transfer all or a portion of the Warrants or the Warrant Shares it holds under the following circumstances:
(i)Transfers by a Holder to any Permitted Warrant Transferee;
(ii)Transfers to the Company or any of its Subsidiaries;
(iii)Transfers to any Person who holds Warrants;
(iv)Transfers to an Approved Fund;
(v)Transfers to Lenders;
(vi)Transfers in connection with any Transfers of the Loans permitted under the Credit Agreement, provided that such Transfer is to the same transferee (or an Affiliate or Approved Fund thereof) as the transferee of the Loans;
(vii)Transfers constituting a pledge of all or a portion of the Warrants or Warrant Shares to a lender under any fund level financing facility.
(viii)Transfers pursuant to any tender offer, exchange offer, merger, consolidation, reclassification, reorganization, recapitalization or other similar transaction involving the Company or any of its Subsidiaries in which stockholders of the Company are offered, permitted or required to participate as holders of the Company’s Capital Stock; and
(ix)Transfers that have been approved in writing by the Board.
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(b)Upon surrender and delivery of the Warrants by the Holder or a Permitted Warrant Transferee thereof, together with a written assignment of the Warrant substantially in the form attached as Exhibit D to the Warrants duly executed by the Holder and the Permitted Warrant Transferee and funds sufficient to pay any applicable transfer taxes (if any) payable upon the making of such Transfer, the Company shall (i) execute and deliver a new Warrant or Warrants in the name of the original Holder and in the denominations specified in such instrument of Transfer, (ii) issue to the Transferor a new Warrant evidencing the portion of the Warrant, if any, not so Transferred, (iii) promptly cancel the original Warrant and (iv) take such other ministerial actions as reasonably necessary to accomplish and evidence such Transfer. Upon the transfer of any Warrant Shares by the Holder or a Permitted Warrant Transferee, the Company shall promptly issue or cause to be delivered book entry shares for such Warrant Shares in accordance with Section 1.4 of the Warrant.
(c)The Warrant Shares, and all of the rights and obligations thereof, shall be freely transferable by the Holder to any person to which the Holder would be permitted to transfer or assign its rights and obligations in compliance with all applicable federal and state securities laws.
Article VII

MISCELLANEOUS
Section 7.1.Entire Agreement. This Agreement, together with the Warrants, constitutes the entire understanding and agreement between the parties as to restrictions on the transferability of the Warrants and Securities for which such Warrants are exercisable and the other matters covered herein and supersedes and replaces any prior or contemporaneous understanding, term sheet, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.
Section 7.2.Costs and Expenses. The Company shall pay all reasonable and documented out of pocket expenses incurred by the Holders, including legal fees, in connection with the negotiation, execution and performance of this Agreement in an aggregate amount to not exceed, when taken together with the Loan Expense Reimbursement, of $250,000.
Section 7.3.Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.3 without proof of damages or otherwise (in each case, subject to the terms and conditions of this Section 7.2), this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Holders would have entered into this Agreement. The parties hereto further agree (i) to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, (ii) not to assert that a remedy of specific
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enforcement is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
Section 7.4.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State. All proceedings, suits, investigations, arbitrations or actions (collectively, “Actions”) arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 7.3 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by in the manner set forth in Section 7.7 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
Section 7.5.Amendment and Waiver.
(a)    This Agreement may be amended, modified or waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and the Holders.
(b)    Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.
Section 7.6.Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.
Section 7.7.Termination. This Agreement shall terminate only by written consent of the Company and the Holders; provided that, except for the provisions of Article VII, this Agreement shall terminate automatically upon the exercise of all the Warrants.
Section 7.8.Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be given in writing by registered or certified mail, or by electronic mail, which shall be addressed, in the case of any Holder, to such party’s address appearing below or to such other address as may be designated by such party in writing to the Company and, in the case of each of the Company and the Holders at the following
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addresses and e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):
If to the Company, to:
Bright Health Group, Inc.
8000 Norman Center Drive, Suite 900
Minneapolis, MN 55437
Attn: General Counsel
Email: jcraig@brighthealthgroup.com

with copies (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attn: William B. Brentani
Atif I. Azher
Katherine M. Krause
Email: wbrentani@stblaw.com
aazher@stblaw.com
katherine.krause@stblaw.com
If to the Holders, to:

NEA 18 Venture Growth Equity, L.P.
1954 Greenspring Drive, Suite 600
Timonium, Maryland 21093
Attention:     Louis Citron
Email:     LCitron@nea.com

with copies (which shall not constitute actual or constructive notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas,
New York, New York 10020
Attention:     Peter J. Sluka
        Daniel R. Breslin
Email:     Peter.Sluka@lw.com
        Daniel.Breslin@lw.com

Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by e-mail, upon delivery with non-automated receipt confirmed.
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Section 7.9.Severability. If any term, condition or other portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such term, condition or other portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law.
Section 7.10.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.
Section 7.11.Effectiveness. Notwithstanding anything herein to the contrary but subject to the immediately succeeding sentence, this Agreement shall only become effective upon the occurrence of each of the following:
(a)    the due execution and delivery of the Credit Agreement by each of the Company, the Holders and the Lenders; and
(b)    the due execution and delivery of this Agreement by each of the Company and the Holders.
Notwithstanding anything herein to the contrary, if the first Closing Date has yet to occur and the Credit Agreement is terminated in accordance with its terms, this Agreement shall not become effective and shall be null and void with no force or effect.
Section 7.12.No Third Party Beneficiaries; Non-Recourse. No provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Holders, and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.
13

Section 7.13.WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.12.
Section 7.14.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, however, that each of the Holders may assign its rights, interests and obligations under this Agreement, in whole or in part, with any Transfer permitted by Section 6.2 (but subject to Section 6.2(b)) or to a Lender under the Credit Agreement in connection with any permitted assignment of Commitments under the Credit Agreement by a Lender who is also a Holder, and, provided, further, that any assignment that may be deemed to occur as a result of any Fundamental Change Event shall not require any consent of any party. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
[Remainder of page intentionally left blank]
14

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be signed by its officer thereunto duly authorized as of the date first written above.

BRIGHT HEALTH GROUP, INC.

By: /s/ Jeff Craig__________________________
Name:    Jeff Craig
Title: General Counsel and Corporate Secretary

[Signature Page to Warrantholders Agreement]

NEA 18 VENTURE GROWTH EQUITY, L.P.

By: /s/ Louis Citron_________________________
Name:    Louis Citron
Title:    Chief Legal Officer

[Signature Page to Warrantholders Agreement]

Schedule 1

Holder	Maximum Number of Warrants
NEA 18 Venture Growth Equity, L.P.	1,656,789

Total	1,656,789

EXHIBIT A

FORM OF WARRANT

THE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

ADDITIONALLY, THE TRANSFER OF THESE SECURITIES (INCLUDING THE COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER) IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE WARRANTHOLDERS AGREEMENT, DATED AS OF AUGUST 4, 2023, AMONG THE COMPANY AND THE HOLDERS NAMED THEREIN, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME. UPON THE FULFILLMENT OF CERTAIN CONDITIONS, THE COMPANY HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE SECURITIES REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

Issue Date: [●], 202[●]
CERTIFICATE NO. PW-1
BRIGHT HEALTH GROUP, INC.
Common Stock Purchase Warrant (Penny Warrant)
Bright Health Group, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that NEA 18 Venture Growth Equity, L.P., a Delaware limited partnership (the “Holder”), subject to the terms and conditions hereof, shall be entitled to purchase from the Company, at any time and from time to time after the Issue Date and on or prior to the close of business on [●], 20281 (the “Expiration Date”), [●] fully paid and nonassessable shares (individually, a “Warrant Share” and collectively, the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), at a price per share equal to the Exercise Price (as defined below). The number of Warrant Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

This warrant (this “Warrant”) is being issued by the Company to the Holder in connection with the transactions contemplated by that certain Warrantholders Agreement, dated as of August 4, 2023, among the Company, the Holder and the other parties thereto (the “Warrantholders Agreement”). The following terms used herein shall have the meanings set forth below when used in this Warrant:
1 NTD: To be the date that is five years after the date on which the initial Warrants are issued under the Warrantholders Agreement

“Adjustment Event” has the meaning set forth in Section 6.3.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person. The term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to a specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, (i) the Company, its Subsidiaries and its other Affiliates shall not be considered Affiliates of the Holder or any of its respective Affiliates (other than the Company, its Subsidiaries and its other Affiliates) and (ii) the Holder shall not be considered an Affiliate of any Portfolio Company in which the Holder or any of its investment fund Affiliates has a minority equity investment.
“beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming exercise of all Warrants, if any, owned by such Person to Common Stock).
“Bloomberg” means Bloomberg Financial Markets.
“Board” means the board of directors of the Company.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close or be closed.
“Cash Exercise” has the meaning set forth in Section 1.2.
“Convertible Securities” means any securities (directly or indirectly) convertible or exercisable into or exchangeable for Common Stock, but excluding Options.
“Credit Agreement” means that certain credit agreement, dated as of August 4, 2023, by and among the Company, the Holder, and the financial institutions from time to time party thereto as lenders, as amended, supplemented or otherwise modified from time to time.
“Daily VWAP” means, as of any date of determination, the average per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BHG <equity> AQR” (or its equivalent successor if such Bloomberg page is not available) for the period of 45 consecutive Trading Days ending on the most recently completed Trading Day prior to such determination date from the scheduled open of trading until the scheduled close of trading of the primary trading session on each Trading Day of such period (or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day reasonably determined, using a volume-weighted average method, by an Independent Financial Expert appointed for such purpose). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Equity-Linked Securities” has the meaning set forth in Section 6.6.

“Excluded Issuances” has the meaning set forth in Section 6.6.

“Exercise by Net Share Settlement” has the meaning set forth in Section 1.3.
“Exercise Price” means $0.01 per share, subject to all adjustments from time to time pursuant to the provisions of Section 6.
“HSR Act” has the meaning set forth in Section 1.1.
“HSR Threshold” has the meaning set forth in Section 1.1.
“Independent Financial Expert” means a nationally recognized accounting, investment banking or consultant firm, which firm does not have a material financial interest or other material economic relationship with either the Company or any of its Affiliates or the Holder or any of its Affiliates that is, in the good faith judgment of the Board, qualified to perform the task for which it has been engaged.
“Liquidity Event” has the meaning set forth in Section 7.
“Market Price” means, as of any date, (i) so long as the Common Stock continues to be traded on NYSE on such date, the last reported sale price of the Common Stock on the Trading Day immediately prior to such date on NYSE and (ii) if the Common Stock is not traded on NYSE on such date, the closing sale price of the Common Stock on the Trading Day immediately prior to such date as reported in the composite transactions for the principal U.S. national securities exchange or market on which the Common Stock is so listed or traded, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national securities exchange on which the Common Stock is so listed or traded on the Trading Day immediately prior to such date, or if the Common Stock is not so listed or traded on a U.S. national securities exchange or market, the last closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if that bid price is not available, the market price of the Common Stock on the Trading Day immediately prior to such date as determined by an Independent Financial Expert appointed for such purpose, using one or more valuation methods that the Independent Financial Expert in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s-length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all relevant factors.
All references herein to the “closing sale price” and “last reported sale price” of the Common Stock on NYSE shall be such closing sale price and last reported sale price as reflected on the website of NYSE (www.nyse.com).
“Maximum Voting Power” means, at the time of determination, the total number of votes which may be cast by all capital stock on the applicable subject matter subject to the vote of the Common Stock and any other securities that constitute voting stock voting together as a single class and after giving effect to any limitation on voting power set forth in the document governing such voting stock.
“NYSE” means The New York Stock Exchange, or any successor stock exchange.
“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer, the Secretary, or any President or Vice President of the Company.
“Options” means any warrants (including this Warrant) or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Portfolio Company” means any corporation, limited liability company, trust, joint venture, association, company, partnership, collective investment scheme or other entity in which a Person has invested, directly or indirectly.
“Public Sale” shall mean (i) an underwritten public offering pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8 or any successor or other forms promulgated for similar purposes) filed under the Securities Act or (ii) a “brokers’ transaction” (as defined in Rule 144).
“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Specified Equity” has the meaning set forth in Section 6.6.
“Specified Equity Deemed Cash Consideration” has the meaning set forth in Section 6.6.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
“Trading Day” means a day on which trading in the Common Stock (or other applicable security) generally occurs on the principal exchange or market on which the Common Stock (or other applicable security) is then listed or traded; provided that if the Common Stock (or other applicable security) is not so listed or traded, “Trading Day” means a Business Day.
“Warrant Price” has the meaning set forth in Section 6.6.
1.Exercise of Warrants.
1.1General Exercise. This Warrant may be exercised in whole or in part by the Holder at any time and from time to time after the Issue Date and on or prior to the close of business on the Expiration Date; provided, however, that if such exercise would result in the Holder acquiring beneficial ownership of Common Stock (together with all other Common Stock owned by the Holder at such time) with a value of or in excess of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), notification threshold applicable to the Holder (the “HSR Threshold”), or with a value of or in excess of the notification thresholds of applicable competition or merger control laws of other jurisdictions applicable to the Holder (“Foreign Thresholds”), and no exemption to filing a notice and report form under the HSR Act or applicable competition or merger control laws of other jurisdictions, as the case may be, are applicable, then only the exercise of such portion of this Warrant, which when exercised does not exceed the HSR Threshold or Foreign Thresholds, shall be exercised and the Purchase Form and/or Notice of Exercise by Net Share Settlement shall be deemed to relate only to such portion of this Warrant, in which case the exercise of the remaining portion of this Warrant in excess of the HSR Threshold or Foreign Thresholds shall be deemed to not have been exercised and will remain exercisable subject to the terms and conditions hereof. Any exercise of this Warrant may be conditioned upon the occurrence of (a) a Public Sale of the Warrant Shares or (b) any event described in Section

8.3(iii). Such conditional exercise shall be deemed revoked if such event or transaction does not occur on the date, or within the dates, specified in the applicable notice provided by or on behalf of the Company pursuant to Section 8 (if such a notice was provided).
1.2.Exercise for Cash. This Warrant may be exercised (a “Cash Exercise”) by delivering this Warrant to the Company at its principal executive office, or at the office of its stock transfer agent, if any, accompanied by (i) the “Purchase Form” attached as Exhibit A hereto duly completed and executed on behalf of the Holder and (ii) a payment to the Company in the amount equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which this Warrant is then exercised, plus all taxes required to be paid by the Holder, if any, pursuant to Section 2.
1.3.Exercise by Net Share Settlement. This Warrant may be exercised, in whole or in part (an “Exercise by Net Share Settlement”), into the number of Warrant Shares determined in accordance with this Section 1.3 by delivering this Warrant to the Company at its principal executive office, or at the office of its stock transfer agent, if any, accompanied by (i) the “Notice of Exercise by Net Share Settlement” attached hereto as Exhibit B duly completed and executed on behalf of the Holder and (ii) a payment to the Company for any taxes required to be paid by the Holder, if any, pursuant to Section 2. In the event of an exercise by Net Share Settlement, the Company shall issue to the Holder a number of Warrant Shares (rounded to the nearest whole number) computed using the following formula:

Y (A – B)
X =      A
    Where:
        X =    The net number of shares of Common Stock to be issued to the Holder pursuant to the Exercise by Net Share Settlement;
        Y =    The gross number of shares of Common Stock in respect of which the Exercise by Net Share Settlement is made;
A =    The Market Price as of the Exercise Date; and
B =    The Exercise Price.
1.4.Issuance of Book Entry Shares; Authorization. Upon surrender of this Warrant and full compliance with each of the other requirements in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of an Exercise by Net Share Settlement, the Company shall, promptly, and in any event, within 2 Trading Days, instruct its transfer agent to register in book entry form, to the Holder, or upon the written request of the Holder, in and to such name or names as the Holder may designate, book entry shares for the number of Warrant Shares issuable upon the Cash Exercise or the Exercise by Net Share Settlement, as the case may be. Such book entry shares shall not be deemed to have been issued, and any person so designated to be named therein shall not be deemed to have become or have any rights of a holder of record of such Warrant Shares, until all requirements set forth in Section 1.2, in the case of a Cash Exercise, and Section 1.3, in the case of an Exercise by Net Share Settlement, have been fully met by the Holder. The book entry shares representing the Warrant Shares acquired upon the exercise of this Warrant shall bear the restrictive legend substantially in the form set forth on Exhibit C hereto; provided that, upon the reasonable request of the Holder, at any time, and from time to time, which time may be the time of issuance to the extent applicable, when such legend is no longer required under the Securities Act or applicable state laws, the Company shall promptly remove such legend from the book entry shares representing the Warrant Shares. The Company hereby represents and warrants that any Common Stock issued upon the exercise of this Warrant in accordance with the provisions of Sections 1.2 and/or 1.3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Holder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Holder (and the Holder shall be the beneficial owner thereof) as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or book entry shares representing such Warrant Shares may not be actually delivered on such date.
1.5.Full or Partial Exercise. This Warrant shall be exercisable, at the election of the Holder, either in full or in part and, in the event that this Warrant is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the Expiration Date, the Company shall promptly issue a new certificate evidencing the remaining Warrant or Warrants, in a form substantially identical hereto, in the name of the Holder, and delivered to the Holder or to another person that the Holder has designated for delivery as soon as practicable, and in any event not exceeding three Business Days from such exercise. To the extent that the Warrants have not been exercised in full prior to the Expiration Date, the Warrants shall be automatically exercised on a net basis pursuant to Section 1.3 hereof on the Business Day immediately preceding the Expiration Date, subject to compliance with the proviso in the first sentence of Section 1.1.
2.Payment of Taxes. Issuance of book entry shares for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such book entry shares, all of which taxes and expenses shall be paid by the Company, and such book entry shares shall be issued in the name of the Holder or in such name or names (provided that the Holder has complied with the restrictions on transfer set forth herein and in the Warrantholders Agreement) as may be directed by the Holder; provided, however, that in the event book entry shares for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by a properly executed assignment in form attached as Exhibit D hereto; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.
3.Mutilated, Missing or Lost Warrant. In the event that this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for its loss, theft or destruction, a new Warrant with identical terms, representing an equivalent number of Warrant Shares and dated the same date as this Warrant that was mutilated, lost, stolen or destroyed, but only upon receipt of evidence and indemnity or other security reasonably satisfactory to the Company of the loss, theft or destruction of this Warrant.
4.Reservation of Warrant Shares.
4.1At all times prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of this Warrant, a number of shares of Common Stock equal to the aggregate Warrant Shares issuable upon the exercise of this Warrant. The Company shall use commercially reasonable efforts to take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violating the Company’s governing documents, any agreements to which the Company is a party on the date hereof, any requirements of any national securities exchange upon which shares of Common Stock may be listed or any applicable laws. The Company shall not take any action which would cause the number of authorized but unissued shares of Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon exercise of the Warrants.

4.2The Company covenants that it will take such actions as may be necessary or appropriate in order that all Warrant Shares issued upon exercise of this Warrant will, upon issuance in accordance with the terms of this Warrant, be fully paid and non-assessable, and free from any and all (i) security interests created by or imposed upon the Company and (ii) taxes, liens and charges with respect to the issuance thereof. If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of this Warrant, the Company will as promptly as practicable take such corporate action as may, in the opinion of its counsel, be reasonably necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Stock above the Exercise Price per share in effect immediately prior to such increase in stated or par value.
4.3The Company represents and warrants to the Holder that the issuance of this Warrant and the issuance of shares of Common Stock upon exercise thereof in accordance with the terms hereof will not constitute a breach of, or a default under, any other material agreements to which the Company is a party on the date hereof.
5.Fractional Shares. No fractional Warrant Shares, or scrip for any such fractional Warrant Shares, shall be issued upon the exercise of this Warrant. If any fraction of a share of Common Stock would, except for the provisions of this Section 5, be issuable on the exercise of any Warrant, the Holder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock less the Exercise Price for such fractional share.
6.Anti-dilution Adjustments and Other Rights. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:
6.1Adjustment to Exercise Price. Upon any adjustment to the number of Warrant Shares for which this Warrant is exercisable pursuant to Sections 6.2. 6.3, 6.4, 6.5 and 6.6, the Exercise Price shall immediately be adjusted to equal the quotient obtained by dividing (i) the aggregate Exercise Price of the maximum number of Warrant Shares for which this Warrant was exercisable immediately prior to such adjustment by (ii) the number of Warrant Shares for which this Warrant is exercisable immediately after such adjustment; provided, however, that the Exercise Price with respect to the new number of Warrant Shares for which this Warrant is exercisable resulting from any such adjustment shall not be less than $0.01 per share.
6.2Stock Dividend or Split. If the Company issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or effects a subdivision or share split or share combination or reverse splitting, or shall increase or decrease the number of shares of Common Stock outstanding by reclassification of its Common Stock, then in each case, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	OS’
OS0

    where,
NS’    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event

NS0    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event
OS’    =    the number of shares of Common Stock outstanding immediately after such event
OS0    =    the number of shares of Common Stock outstanding immediately prior to such event.
Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the date fixed for such determination. The Company will not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company. If any dividend or distribution of the type described in this Section 6.2 is declared but not so paid or made, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such dividend or distribution had not been declared.
6.3Rights or Warrants. If the Company issues to all or substantially all holders of its Common Stock any rights or warrants entitling them to subscribe for or purchase shares of Common Stock, subject to the last paragraph of this Section 6.3, at a price per share less than the Market Price per share of Common Stock on the Business Day immediately preceding the date of announcement of such issuance, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	OS0 + X
OS0 + Y

        where,
NS’    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event
NS0    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event
OS0    =    the number of shares of Common Stock outstanding immediately prior to such event
X    =    the total number of shares of Common Stock issuable pursuant to such rights (or warrants)
Y    =    the number of shares of Common Stock equal to the aggregate price payable to exercise such rights (or warrants) divided by the Market Price per share of Common Stock as of the record date.
Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the date fixed for such determination. The Company shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury by the Company. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the number of Warrant Shares for which this Warrant is exercisable shall be readjusted to the number of Warrant Shares for which this Warrant is exercisable that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the number of Warrant Shares for which this Warrant is exercisable shall again be adjusted to be the number of Warrant Shares for which this Warrant is exercisable that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. No adjustment shall be made pursuant to this Section 6.3 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.
In determining whether any rights or warrants entitle the Holder to subscribe for or purchase shares of Common Stock at less than such Market Price, and in determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors.
In the event the Company adopts or implements a shareholder rights agreement (a “Shareholder Rights Plan”) pursuant to which rights (“Rights”) are distributed to the holders of Common Stock of the Company and such Shareholder Rights Plan provides that each Warrant Share issued upon exercise of this Warrant at any time prior to the distribution of separate certificates representing such Rights will be entitled to receive such Rights, then there shall not be any adjustment to the exercise right or Exercise Price at any time prior to the distribution of separate certificates representing such Rights. If, however, prior to any exercise, the Rights have separated from the Common Stock, the Exercise Price shall be adjusted at the time of separation as described in this Section 6.3 (unless the warrantholder or any of its Affiliates or Associates (as defined in the Shareholder Rights Plan) is an Acquiring Person (as defined in the Shareholder Rights Plan), in which case no adjustment shall be made pursuant to this Section 6 in respect of such Rights).
6.4Other Distributions. If the Company fixes a record date for the making of any distribution of shares of its capital stock, other securities, evidences of indebtedness or other assets or property of the Company to all or substantially all holders of the Common Stock, excluding:
(i)    dividends or distributions and rights or warrants referred to in Sections 6.2 or 6.3; and
(ii)    dividends or distributions paid exclusively in cash referred to in Section 6.5;
then the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	SP0
SP0 – FMV

        where,
NS’    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution
NS0    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution

SP0    =    the Market Price per share of Common Stock on the last Trading Day immediately preceding the first date on which the Common Stock trades regular way without the right to receive such distribution
FMV    =    the fair market value (as determined in good faith by the Board) of the shares of capital stock, other securities, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the record date for such distribution.
Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the date fixed for the determination of stockholders entitled to receive such distribution. Such adjustment shall be made successively whenever such a record date is fixed with respect to a subsequent event.
With respect to an adjustment pursuant to this Section 6.4 where there has been a payment of a dividend or other distribution on the Common Stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “Spin-Off”), the number of Warrant Shares for which this Warrant is exercisable in effect immediately before 5:00 p.m., New York City time, on the record date fixed for determination of stockholders entitled to receive the distribution will be increased based on the following formula:

NS’ = NS0 x	FMV0 + MP0
MP0

        where,
NS’    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such distribution
NS0    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such distribution
FMV0    =    the average of the Market Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of such stock or equity interest over the first ten consecutive Trading Day period after the effective date of the Spin-Off
MP0    =    the average of the Market Prices of Common Stock over the first ten consecutive Trading Day period after the effective date of the Spin-Off.
Such adjustment shall occur on the tenth consecutive Trading Day from, and including, the effective date of the Spin-Off. No adjustment shall be made pursuant to this Section 6.4 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.
6.5Cash Dividend. If the Company makes any cash dividend (excluding any cash distributions in connection with the Company’s liquidation, dissolution or winding up) or distribution during any quarterly fiscal period to all or substantially all holders of Common Stock, the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	SP0
SP0 – C

        where,
NS’    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately after the record date for such distribution
NS0    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to the record date for such distribution
SP0    =    the Market Price per share of the Common Stock on the last Trading Day immediately preceding the first date on which the Common Stock trades regular way without the right to receive such distribution
C    =    the amount in cash per share the Company distributes to holders of Common Stock.
Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the date for such determination. No adjustment shall be made pursuant to this Section 6.4 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.
6.6Dilutive Issuances. If the Company issues shares of Common Stock or any other security convertible into, exercisable or exchangeable for Common Stock (such Common Stock or other security, “Equity-Linked Securities”) (other than in Excluded Issuances or a transaction to which Section 6.3, Section 6.4 or Section 6.5 applies), for a consideration per share of Common Stock (or conversion, exercise or exchange price per share of Common Stock; provided that, with respect to the issuance of any “penny warrants” or other Common Stock or Equity-Linked Securities that are issued for other than specific cash consideration, including in connection with an incurrence of indebtedness or the issuance of non-convertible preferred stock (collectively, “Specified Equity”), the consideration for purposes of this Section 6.6, including “B” in the formula below, shall be deemed to be the Market Price of the Common Stock underlying such warrants, Common Stock or Equity-Linked Securities as of the day prior to their respective issuance (the “Specified Equity Deemed Cash Consideration”)) less than the Market Price on [●], 20232 (after giving effect to any applicable adjustments pursuant to Sections 6.1 through 6.5, the “Warrant Price”), the number of Warrant Shares for which this Warrant is exercisable will be adjusted based on the following formula:

NS’ = NS0 x	OS0 + A
OS0 + B

        where,
NS’    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately after such event
2 NTD: To be dated the date the initial Warrants are issued under the Warrantholders Agreement.

NS0    =    the number of Warrant Shares for which this Warrant is exercisable in effect immediately prior to such event
OS0    =    the number of shares of Common Stock outstanding immediately prior to such event (treating for this purpose as outstanding all shares of Common Stock issuable upon (i) conversion of all convertible securities of the Company and (ii) exercise or vesting of any equity awards of the Company, including options and restricted stock units (using the treasury stock method as determine by the Company))
A    =    the maximum number of additional shares of Common Stock issued (or into which Equity-Linked Securities may be converted)
B    =    the number of shares of Common Stock (or into which such Equity-Linked Securities may be converted) that would have been issued assuming such additional shares of Common Stock had been issued or deemed issued at the Warrant Price (such amount determined by dividing the aggregate consideration receivable by the Company for the total number of shares of Common Stock to be issued (or into which such Equity-Linked Securities may be converted) by the Warrant Price).
For purposes of this Section 6.6, the aggregate consideration receivable by the Company in connection with the issuance of such shares of Common Stock or Equity-Linked Securities shall be deemed to be equal to the sum of (x) the purchase price payable solely in cash of all such securities or, in the case of any Specified Equity, the Specified Equity Deemed Cash Consideration plus (y) the minimum aggregate amount, if any, payable upon conversion, exercise or exchange of any such Equity-Linked Securities into or for shares of Common Stock plus (z) the fair market value (as determined in good faith by the Board) of any consideration that consists all or in part of property other than cash; and “Excluded Issuances” means issuances of Common Stock or Equity-Linked Securities (i) as consideration for an acquisition of businesses and/or related assets, (ii) pursuant to employee benefit plans and compensation related arrangements approved by the Board, (iii) in connection with the conversion, exercise or exchange of any Equity-Linked Security pursuant to its terms or (iv) in the case of Equity-Linked Securities, any warrants issued pursuant to the Warrantholders Agreement or in connection with future incurrences or issuances of indebtedness by the Company or its Subsidiaries that is permitted under Section 11.1 of the Credit Agreement, including any “Loans” or “Incremental Loans” made pursuant to the Credit Agreement, preferred stock of the Company or as “equity-kickers” in connection with any other financing arrangement entered into by the Company or its Subsidiaries that is not prohibited by the Credit Agreement. Such adjustment shall become effective immediately after 5:00 p.m., New York City time, on the date of such issuance of such Common Stock of Equity-Linked Securities, as applicable. No adjustment shall be made pursuant to this Section 6.6 which shall have the effect of decreasing the number of Warrant Shares issuable upon exercise of this Warrant.
6.7No Adjustment if Participating. Notwithstanding the foregoing provisions of this Section 6, no adjustment shall be made thereunder, nor shall an adjustment be made to the ability of a warrantholder to exercise, for any distribution described therein if the warrantholder will otherwise participate in the distribution with respect to its Warrant Shares without exercise of this Warrant (without giving effect to any separate exercise of preemptive rights).
6.8Income Tax Adjustment. The Company may (but is not required to) make such decreases in the Exercise Price and increases in the number of Warrant Shares for which this

Warrant is exercisable, in addition to those required by Sections 6.1 through 6.6, as the Board determines is consistent with the principles of Treasury Regulations Section 1.305-3 and considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or any similar event treated as such for income tax purposes.
6.9No Adjustment. No adjustment to the Exercise Price or the number of Warrant Shares for which this Warrant is exercisable need be made:
6.9.1upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;
6.9.2upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;
6.9.3upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in Section 6.2 and outstanding as of the date this Warrant was first issued; or
6.9.4for a change in the par value of the Common Stock.
6.10Calculations. All adjustments made to the Exercise Price pursuant to this Section 6 shall be calculated to the nearest one-ten thousandth of a cent ($0.000001), and all adjustments made to the Warrant Shares issuable upon exercise of each Warrant pursuant to this Section 6 shall be calculated to the nearest one-ten thousandth of a Warrant Share (0.000001). Except as described in this Section 6, the Company will not adjust the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable.
No adjustments of the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 0.1% the Exercise Price or the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 6 and not previously made, would result in a minimum adjustment.
6.11Adjustment Event. In any case in which this Section 6 provides that an adjustment shall become effective immediately after (i) a record date or record date for an event, (ii) the date fixed for the determination of stockholders entitled to receive a dividend or distribution pursuant to this Section 6 or (iii) a date fixed for the determination of stockholders entitled to receive rights or warrants pursuant to this Section 6 (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the warrantholder of any Warrant exercised after such Determination Date and before the occurrence of such Adjustment Event, the additional shares of Common Stock or other securities issuable upon such exercise by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 5. For purposes of this Section 6, the term “Adjustment Event” shall mean:

(A)    in any case referred to in clause (i) hereof, the occurrence of such event,
(B)    in any case referred to in clause (ii) hereof, the date any such dividend or distribution is paid or made, and
(C)    in any case referred to in clause (iii) hereof, the date of expiration of such rights or warrants.
6.12Number of Shares Outstanding. For purposes of this Section 6, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
6.13Successive Adjustments. Successive adjustments in the Exercise Price and the number of Warrant Shares for which this Warrant is exercisable shall be made, without duplication, whenever any event specified in this Section 6 shall occur.
6.14Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock, other than action described in this Section 6, which in the opinion of the Board would materially adversely affect the exercise rights of the warrantholder, the Exercise Price for this Warrant and/or the number of Warrant Shares received upon exercise of this Warrant may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine in good faith to be equitable in the circumstances; provided, however, that in no event shall any adjustment have the effect of increasing the Exercise Price or decreasing the number of Warrant Shares for which this Warrant may be exercised.
6.15Voluntary Adjustment by the Company. In addition to any adjustments required pursuant to this Section 6, the Company may at its option, at any time during the term of this Warrant, reduce the then current Exercise Price or increase the number of Warrant Shares for which this Warrant may be exercised to any amount deemed appropriate by the Board; provided, however, that if the Company elects to make such adjustment, such adjustment will remain in effect for at least a 7-day period, after which time the Company may, at its option, reinstate the Exercise Price or number of Warrant Shares in effect prior to such reduction, subject to any interim adjustments pursuant to this Section 6.
7.Liquidity Event. Any Change of Control (as defined in the Credit Agreement) or any other recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, which, in each case, is effected in such a way that all of the holders of Common Stock are entitled to receive (either directly or upon subsequent related dividend, distribution or liquidation) cash, stock, securities or assets (or a combination of the foregoing) with respect to or in exchange for Common Stock (other than a transaction that triggers an adjustment pursuant to Sections 6.1, 6.2, 6.3 or 6.4) is referred to herein (together with any such Change of Control) as a “Liquidity Event.”  In connection with any Liquidity Event, each Holder shall have the right to acquire and receive, upon exercise of such Warrants, such cash, stock, securities or other assets or property as would have been issued or payable in such Liquidity Event (if such Holder had exercised such Warrant immediately prior to such Liquidity Event) with respect to or in exchange, as applicable, for the number of Warrant Shares that would have been issued upon exercise of such Warrants, if such Warrants had been exercised immediately prior to the occurrence of such Liquidity Event.  The Company shall not effect any Liquidity Event unless simultaneously with the consummation thereof, the surviving or resulting Person (if other than the Company), or the acquiror, in the case of a sale of all or substantially all of the Company’s assets, resulting from such Liquidity Event shall assume in all material respects

(including with respect to the provisions of Section 6 and this Section 7), the obligation to deliver to the Holder such cash, stock, securities or other assets or property which, in accordance with the foregoing provision, the Holder shall be entitled to receive upon exercise of the Warrants. The provisions of this Section 7 shall similarly apply to successive Liquidity Events.
8.Notices.
8.1Notices Generally. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Company, at its principal executive offices and (ii) to the Holder, at the Holder’s address as it appears in the stock records of the Company (unless otherwise indicated by the Holder in writing) and to such other persons identified in Exhibit E hereto (as may be revised by the Holder in writing).
8.2Notice of Adjustment. Whenever the Exercise Price or the number of Warrant Shares and other property, if any, issuable upon the exercise of the Warrants is adjusted, as herein provided, the Company shall deliver to the Holder an Officer’s Certificate setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants after giving effect to such adjustment. Notwithstanding the foregoing, if the Holder objects to the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants (after giving effect to the proposed adjustment) set forth in such Officer’s Certificate, the Company shall promptly obtain a certificate of an Independent Financial Expert appointed for such purpose setting forth the same information and detail as required in the immediately preceding sentence, and such certificate shall be used for the basis to effect the applicable adjustment to the Exercise Price and the number of Warrant Shares issuable upon exercise of the Warrants.
8.3Notice of Certain Transactions. In the event the Company shall propose to (i) distribute any dividend or other distribution to all holders of its Common Stock or options, warrants or other rights to receive such dividend or distribution, (ii) offer to all holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (iii) effect any capital reorganization, reclassification, consolidation or merger, (iv) effect the voluntary or involuntary dissolution, liquidation or winding-up of the Company or (v) make a tender offer or exchange offer with respect to the Common Stock, the Company shall promptly send to the Holder a notice of such proposed action or offer at their addresses as they appear on the register of the Company, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect, if any, of such action on the Common Stock and on the number and kind of any other shares of stock and on property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Exercise Price after giving effect to any such adjustment pursuant to Section 6 which will be required as a result of such action. Such notice shall be given as promptly as possible and, in any case, at least fourteen (14) days prior to the date of the taking of such action, or participation therein, by the holders of Common Stock.
9.No Rights as Stockholder until Exercise. This Warrant does not entitle the Holder to any of the rights as a stockholder of the Company, solely with respect to the Warrant Shares, prior to the exercise hereof, including, without limitation, the right to receive dividends or other distributions, exercise any rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter. No provision thereof and no mere enumeration therein of the rights or privileges of any Holder shall give rise to any liability of such

Holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
10.Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and permitted assigns.
11.Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles.
12.Severability. In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
13.Change or Waiver. Any term of this Warrant may be changed or waived only by an instrument in writing signed by the party against which enforcement is sought.
14.Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.
15.Counterparts. This Warrant may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
16.No Inconsistent Agreements. The Company shall not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holder in this Warrant. The Company represents and warrants to the Holder that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements.

    IN WITNESS WHEREOF, the parties have each caused this common stock purchase warrant to be duly executed as of the date first written above.

                        BRIGHT HEALTH GROUP, INC.

                        By:    ________________________________
                            Name:
                            Title:

[Signature Page to Common Stock Purchase Warrant]

NEA 18 VENTURE GROWTH EQUITY, L.P.

By: ______________________________
Name:
Title:

[Signature Page to Common Stock Purchase Warrant]

EXHIBIT A TO WARRANT
PURCHASE FORM
To:_________________                    Dated:______________
The undersigned hereby irrevocably elects to purchase ________________ shares of Common Stock of Bright Health Group, Inc., a Delaware corporation, pursuant to the purchase provisions of Section 1.2 of the attached Warrant and herewith makes payment of $____________, representing the full purchase price for such shares at the price per share provided for in the Warrant.

Signature:

Address:

EXHIBIT B TO WARRANT
NOTICE OF EXERCISE BY NET SHARE SETTLEMENT FORM

To: Bright Health Group, Inc., a Delaware corporation             Dated: ________, 20__

The undersigned hereby irrevocably elects to exchange the Warrant for a total of _________ shares of Common Stock of Bright Health Group, Inc., a Delaware corporation, pursuant to the Exercise by Net Share Settlement provisions of Section 1.3 of the attached Warrant.

Signature:

Address:

EXHIBIT C TO WARRANT
FORM OF RESTRICTIVE LEGEND

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR BLUE SKY SECURITIES LAWS. THESE SHARES OF COMMON STOCK MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

ADDITIONALLY, THE TRANSFER OF THE COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE WARRANTHOLDERS AGREEMENT, DATED AS OF AUGUST 4, 2023, AMONG THE COMPANY AND THE HOLDERS NAMED THEREIN, AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME. UPON THE FULFILLMENT OF CERTAIN CONDITIONS, THE COMPANY HAS AGREED TO DELIVER TO THE HOLDER HEREOF A NEW CERTIFICATE, NOT BEARING THIS LEGEND, FOR THE COMMON STOCK REPRESENTED HEREBY REGISTERED IN THE NAME OF THE HOLDER HEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

EXHIBIT D TO WARRANT
ASSIGNMENT FORM
FOR VALUE RECEIVED, ________________________________________ (the “Holder”) hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of stock covered thereby set forth below, unto:

Name of Assignee            Address            No. of Shares
__________ (the “Assignee”)

HOLDER

Dated:_______________________

Signature:____________________

Dated:_______________________

Witness:_____________________

By signing below, the Assignee acknowledges that it qualifies as an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.

ASSIGNEE

Dated:_______________________

Signature:____________________

Dated:_______________________

Witness:_____________________

EXHIBIT E TO WARRANT
NOTICE
A copy of all notices provided to the Holder in accordance with the Warrant shall also be provided to the following (provided that delivery of such copy shall not constitute notice):

NEA 18 Venture Growth Equity, L.P.
1954 Greenspring Drive, Suite 600
Timonium, Maryland 21093

Attention:     Louis S. Citron
Email:         LCitron@NEA.com